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                                                           [LETTERHEAD]
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                                                               CONTACTS
                                         At Lippert/Heilshorn & Assoc.:
                                            Lillian Armstrong/Adam Aron
                                                           415-433-3777

                                                            At InSight:
                                                              Tom Croal
                                              Executive Vice President/
                                                Chief Executive Officer
                                                           714-476-0733


           INSIGHT HEALTH SERVICES CORP. ACQUIRES FIXED SITE
                       IMAGING CENTER IN SOUTHEAST

       -FACILITY GENERATED NET REVENUES OF $6.3 MILLION IN 1996-

     NEWPORT BEACH, CALIFORNIA, July 1, 1997 - InSight Health Services Corp. ("InSight") (NASDAQ: IHSC) today announced it acquired the Chattanooga Outpatient Center, a full-service diagnostic imaging center, located in Chattanooga, Tennessee. The acquisition is InSight's first facility in Tennessee and complements its existing business in the Southeast.

     E. Larry Atkins, InSight's President and Chief Executive Officer commented, "We are excited to be working with such an excellent team of professionals. We identified the Outpatient Center as a profitable, well-managed facility and moved quickly to close the acquisition. It further underscores our commitment to provide quality care and cost-effective diagnostic information. With this acquisition, we have established an early presence and are positioned to take advantage of other consolidation opportunities as they emerge in the Tennessee region. As our fourth major acquisition this year, Chattanooga is in line with our business plan to grow the Company through acquisition of quality facilities located in high-growth diagnostic imaging markets."

    Desmond L. Fischer, M.D. the Center's radiologist and medical director, commented, "We selected InSight to become our partner because of their emphasis on

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INSIGHT HEALTH SERVICES CORP.
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quality patient care, technical excellence and committment to education. This new association allows us to become part of a national provider with strong academic and University relationships and will ensure the Center's ability to keep current with the latest in research and technological advances in today's changing healthcare environment."

    InSight, headquartered in Newport Beach, California, provides diagnostic imaging and information, treatment and related management services. It serves managed care, hospitals and other contractual customers in 29 US states, including five major US markets: California, the Southwest, including a major presence in Texas, the Midwest, the Northeast and the Southeast.

SAFE HARBOR STATEMENT

    The matters set forth in this release are forward-looking statements that are dependent on certain risks and uncertainties, including such factors as changing regulatory environment, limitations and delays in reimbursement by third party payors, contract renewals, financial stability of customers, aggressive competition, and other risk factors detailed in the company's SEC filings.

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